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                                                                      EXHIBIT 11
                                                                     PAGE 1 OF 1

                           NATIONAL RECORD MART, INC.
                    CALCULATION OF NET LOSS PER COMMON SHARE
 FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED SEPTEMBER 27, 1997 AND
                               SEPTEMBER 28, 1996

NET LOSS PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                         Thirteen Weeks Ended                  Twenty-six Weeks Ended
                                    -------------------------------       ------------------------------
                                    September 27,     September 28,       September 27,    September 28,
                                        1997              1996                1997             1996
                                    -------------     -------------       -------------    -------------
Weighted average common
   shares outstanding                   4,844,624         4,838,495           4,844,624        4,835,308
Common Stock Equivalents
   which are dilutive                        *               *                  *                 *

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                                   -                -                 -                 -
                                    -------------     -------------       -------------    -------------
Weighted average common
   shares and equivalents
   outstanding                          4,844,624         4,871,716           4,844,624        4,835,308
                                    -------------     -------------       -------------    -------------

Net loss                                ($791,262)      ($1,085,712)        ($1,699,077)     ($2,361,461)
                                    =============     =============       =============    =============

Net loss per share                        $( 0.16)           ($0.22)             ($0.35)          ($0.49)
                                    =============     =============       =============    =============



* Shares not included in calculation, as the effects of such shares would be anti-dilutive.


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